EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No.333-192990) on Form S-8 of our report dated March 24, 2016, relating to the consolidated financial statements of FS Bancorp, Inc. and subsidiary appearing in this Annual Report on Form 10‑K of FS Bancorp, Inc. for the year ended December 31, 2015.

/s/ Moss Adams LLP
Everett, Washington
March 24, 2016